EXHIBIT 99.1

Synthesis Energy Systems and Poland’s EnCoal Gasification Announce the Formation of SES EnCoal Energy, a Poland Clean Energy Platform Company

SES’s Premier Gasification Technology Provides a New Clean Energy Alternative for Poland

HOUSTON, Nov. 09, 2017 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX) and Warsaw-based EnCoal Gasification Ltd., a wholly owned subsidiary of EnInvestments sp. z o.o., have formed the joint venture partnership SES EnCoal Energy sp. z o.o. (SEE), a Polish limited liability company to be headquartered in Warsaw. Under the terms of the agreements, SES and EnInvestments are equal shareholders of SEE and the joint venture company has exclusive access to SES Gasification Technology (SGT) in Poland. The platform company’s goal is to establish efficient clean energy projects that provide Polish industries superior economic benefits as compared to the use of expensive, imported natural gas and LNG. Additionally, SEE will utilize the unique benefits of SGT to provide existing coal industry operators the ability to transform their coal resources into a versatile, clean and low-cost synthesis gas (syngas), which can be used as an industrial fuel gas or to provide other valuable energy and chemical products, such as power and methanol. SEE intends to develop these projects alongside Polish partners, and to own equity positions in a build, own and operate model. All undertakings of SEE are intended to utilize SGT to simultaneously create value while delivering class-leading environmental stewardship, efficiency and performance.

“Forming SES EnCoal Energy is an important step for SES, as we advance towards initiating construction of our first licensed projects in Poland. Our work in Poland began roughly three years ago. Over this time, EnCoal has been developing the new business for SGT in the country. This dedicated effort by EnCoal has brought us to our current point, where the establishment of the joint venture was required to move forward with the projects-related technical and commercial agreements necessary to begin engineering and construction,” said DeLome Fair, SES’s President and CEO. “In forming SEE, we have contributed exclusive access to SGT for Poland, and EnCoal has contributed all its advance project and market developments in Poland. Based on the extensive work completed to date, we believe that SEE and its Polish industrial partners are well on track to begin construction of the first project utilizing SGT which, we believe, could deliver our first SGT order from Europe during our current fiscal year.”

“EnCoal Gasification and EnInvestments are very pleased to complete the formation of SEE with SES. SGT’s ability to generate high quality and low-cost synthesis gas, with robust feedstock flexibility, offers a unique clean energy solution which is much needed by Polish industrial companies today. Further, Poland has a long and rich history of coal utilization for energy, and we have a pressing, strategic need to continue to extract energy from these resources in the cleanest and most efficient manner possible. SGT has demonstrated this capability and offers a new clean energy alternative for Poland,” said Jacek Pydo, principal owner of EnInvestments and President of SEE.

“Our primary focus is to get the first projects into construction as quickly as possible and this is a shared goal of our industrial partners that are sponsoring these developments. Based on our current collaborations, the first projects built will be for supplying low-cost industrial syngas to existing manufacturing facilities, and for power stations eager to increase efficiency and decrease emissions through coal waste gasification.  All projects have a shared focused on achieving superior environmental results,” added Mr. Pydo.

Coal is of strategic importance to Poland, which, unlike other EU member states, has substantially larger reserves and uses these energy resources for power generation. According to the BP Statistical Review of World Energy June 2017, total proved reserves in Poland at the end of 2016 were 24.2 billion tons (BT), of which 18.7 BT were bituminous and anthracite, and 5.5BT lower grade sub-bituminous and lignite. It is estimated that Poland’s coal industry generates eight to nine million tons of unmarketable coal wastes per year, which SGT can uniquely use as a low-cost feedstock for its facilities.

According to the International Energy Agency’s 2016 Review of Energy Policies of IEA Countries for Poland, the country’s current electricity requirements are more than 80% supplied by conventional coal-based generation, and based on installed capacities, wind and solar alone are unable to sustain the baseload requirements in Poland. The Polish government has expressed a strong desire to maintain energy independence using domestic coal reserves, and predicts that 60% of Poland’s energy needs will be serviced by advanced cleaner coal technologies through 2050. Therefore, SEE is bringing to Poland SGT’s advanced coal and renewable conversion technology that can help the country meet its baseload requirements.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, waste coals, biomass, and municipal solid waste feedstocks. SES: Growth With Blue Skies. For more information, please visit: www.synthesisenergy.com.

About EnInvestments sp. z o.o.

EnInvestments is a Warsaw, Poland based corporation, and is a Polish holding company organizing the implementation of SES coal gasification technology, with special emphasis on low-quality carbon materials and the use of Polish resources, within the principles of a low-emission economy. EnInvestments has extensive expertise in the development of projects in the power sector in Poland and has begun development of Polish gasification opportunities.  For more information, please visit www.encoal.pl.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to be correct. Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

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